UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2007

SYMYX TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 Central Expressway		95051
Santa Clara, California		(Zip Code)
(Address of principal executive offices)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                            Entry into a Material Definitive Agreement.

On November 29, 2007, Symyx Technologies, Inc. (the “Company”) entered into a supplemental agreement (the “Supplemental Agreement”) with The Dow Chemical Company (“Dow”) amending provisions of the (i) Collaborative Research and License Agreement effective as of January 1, 1999 by and between the Company and Dow, as amended to date (the “CRLA”); and (ii) the Alliance, Technology Transfer, Research and License Agreement effective as of January 1, 2005 by and among the Company, Symyx Discovery Tools, Inc. (currently Symyx Tools, Inc., a wholly-owned subsidiary of the Company), and Dow, as amended to date (the “ATTRLA” and together with the CRLA the “Agreements”) .

Under the Supplemental Agreement, Dow has agreed to pay during the period 2008 through 2015 approximately $49 million in (i) purchases of additional Symyx Tools and/or research services, and (ii) minimum royalties (payable quarterly and creditable against actual royalties earned). Symyx agreed to reduce royalty rates to encourage Dow’s full use and broad commercialization of technology developed under the Agreements.  The new business relationship is consistent with Symyx objectives to further increase the adoption of Symyx technology within Dow and secure a more predictable revenue stream.

A copy of the CRLA was previously filed as Exhibit 10.10 to the Company’s registration statement on Form S-1 (file no. 333-87453) on September 21, 1999, and is incorporated herein by reference.  A copy of the ATTRLA was previously filed as Exhibit 10.17 to the Company’s annual report on Form 10-K for the year ended December 31, 2004 (file no. 000-27765) on March 8, 2005, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMYX TECHNOLOGIES, INC.

Date: November 30, 2007	By:	/s/ Rex S. Jackson
Rex S. Jackson
Executive Vice President and
Chief Financial Officer